EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
PennCorp Financial Group, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-13285) on Form S-3 and (Nos. 333-48629, 333-48631 and 333-48637) on Form S-8
of PennCorp Financial Group, Inc. of our report dated March 19, 1998, relating to the consolidated balance sheet of Southwestern Financial Corporation and subsidiaries as of December 31, 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended, which report appears in the December 31, 1999 annual report on Form 10-K of PennCorp Financial Group, Inc.

                                    KPMG LLP




Dallas, Texas
April 10, 2000